Ener1, Inc.
550 W. Cypress Creek Road
Ft. Lauderdale, Fl 33309

             Re:      Registration Statement on Form S-8 of Ener1, Inc.

Ladies and Gentlemen:

             I am General Counsel of Ener1, Inc., a Florida corporation (the “Company”). I refer to the registration statement on Form S-8 (the “Registration Statement”) filed by the Company, with the Securities and Exchange Commission under the Securities Act of 1933 (the “Securities Act”), with respect to the proposed offering by the Company of up to 23,165,451 shares (the “Shares”) of common stock of the Company, par value $0.01 per share (the “Common Stock”), subject to issuance by the Company under the Ener1, Inc. 2002 Stock Participation Plan, the Ener1, Inc. 2002 Non-Employee Director Stock Participation Plan and the Chief Executive Officer Option Program (collectively, the “Plans”).

             I have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents, and have made such other factual and legal investigations, as I have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as conformed or photostatic copies and the authenticity of the originals of such copies.

             Based on my examination described above, subject to the assumptions stated above and relying on the statements of fact contained in the documents that I have examined, I am of the opinion that (i) the issuance by the Company of the Shares has been duly authorized and (ii) when issued in accordance with the terms of the Plans, the Shares will be duly and validly issued, fully paid and non-assessable shares of Common Stock.

             I am admitted to practice in the State of Florida and I am not licensed to practice law under the laws of any jurisdiction other than the laws of the United States of America and the State of Florida. This opinion letter is limited to the laws of the State of Florida as such laws presently exist and to the facts as they presently exist. I express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. I assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise.

             I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,

Ronald Stewart